EXHIBIT 14

FIRST NATIONAL BANK OF ALTAVISTA

CODE OF CONDUCT AND CONFLICT OF INTEREST POLICY

This Code of Conduct and Conflict of Interest Policy shall be applicable to directors, officers and employees of Pinnacle Bankshares Corporation and its subsidiaries and of the First National Bank of Altavista and its subsidiaries.

While it is in the interest of the Bank for directors and staff members to participate in various civic and professional organizations, it is important that the Bank’s ethical standards are not compromised and that conflicts of interest are avoided. Business relationships must be carefully scrutinized to avoid even the appearance of impropriety. If any director or staff member is unclear of the impact of the Bank’s policies upon a personal, non-Bank situation, it is important to seek guidance from Bank management prior to entering into that transaction or situation.

If a staff member has participated in or has been asked to participate in any activity that may be in violation of this policy including but not limited to the receipt of inappropriate gifts or involvement in a conflict of interest, he/she should inform the Bank’s Chief Executive Officer (CEO) through supervisory channels. If the staff member is uncomfortable in discussing the situation with his/her supervisor, the staff member should contact the Director of Human Resources.

Conflict of Interest – Bank Transactions. A conflict of interest exists whenever a director or staff member has a financial interest, direct or indirect, with a customer doing business with the Bank, and in the opinion of the Bank, that interest is of such extent that it might affect his or her judgment or decision on behalf of the Bank.

A Bank director or staff member shall not represent the Bank in any transaction in which he has any material connection or substantial financial interest. Specifically, a material connection includes the involvement of any family member or member of a director’s or staff member’s household. Family members include spouse, son, daughter, father, mother, brother, sister, father-in-law, mother-in-law, daughter-in-law, son-in-law, brother-in-law, sister-in-law, grandparent, grandchild, niece, nephew, or cousin. Transactions involving close personal friends may also provide potential for such conflict of interest.

The definition of the phrase “substantial financial interest” shall be provided by the Bank. Each different situation may give rise to a different interpretation of this phrase.

The term “transaction” for purposes of this policy, includes but is not limited to,

approval of Bank overdrafts, authorizing or accepting checks on uncollected funds, waiving Bank charges, late charges or other fees. It also includes approving loans, making loans, waiving financial statements or any similar type of activity.

No director or staff member shall acquire for the Bank any service, goods, equipment, machinery, property or securities from a firm, broker, vendor, or contractor in which he has a substantial financial interest or material connection as defined herein without first advising the Bank’s CEO in writing.

Personal Affairs. Because of the great element of trust involved in the job, Bankers are usually more subject to public censure for bad habits or mismanagement of their personal lives than those engaged in other professions. Directors and staff member, therefore, have a responsibility to conduct their personal affairs in such a manner, which avoids any unfavorable reflection upon the Bank.

The conscientious director and staff member will use common sense, good ethical standards and discretion as a guide to proper personal conduct.

If in the judgment of the Bank’s management, a staff member fails to maintain these standards of personal conduct, appropriate disciplinary action, which may include termination of employment, will occur.

The Board of Directors will censure their own number in the event of breach of proper personal conduct.

Business Dealings With Customers. The Bank encourages directors and staff members to patronize any Bank customer engaged in legitimate professional or business activities. However, the director or staff member must not use information obtained through connections with the Bank, in any way, while dealing with this customer. Particularly prohibited is the use of Bank information to obtain special terms or price concessions.

Outside Employment. Staff members who desire employment unrelated to their work at the Bank must carefully avoid conflicts regarding employment transactions, hours of work or any other potential issue which may interfere with Bank activities. Staff members must bear in mind that their commitment to the Bank is their first responsibility. Although staff members normally work certain hours, they must remember that on occasions the job may create extra demand upon their time, and they must be available for that commitment first. Staff members must notify the Director of Human Resources that they are seeking employment in a supplemental job. Staff members who do not secure permission are subject to dismissal. Permission will not be granted for employment which will:

•	encroach on the time or attention which should be devoted to Bank activities;

•	adversely affect the quality of worked performed;

•	compete, directly or indirectly, with the Bank’s activities or create the inference thereof;

•	involve the use of the Bank’s personnel, equipment, supplies, or facilities;

•	imply sponsorship or support by the Bank on behalf of such interest, employment, activity or organization; or

•	adversely affect, directly or indirectly, the good name of the Bank.

Community Involvement. Because the Bank believes that growth and progress of the Bank depends on the growth and progress of our community, the Bank encourages directors and staff members to take an active role in civic and community organizations and projects. These outside activities make our community a better place in which to live and work. The Bank is proud to have those connected with the Bank involved in such endeavors. If time away from work is anticipated for staff members, it is important for staff members to obtain prior approval from their supervisor. A staff member who is asked to serve on a board or as a director of another organization should obtain approval of the Bank’s CEO prior to accepting the appointment.

Political Involvement. Directors and staff members participating in political activities do so as individuals and not as representatives of the Bank. No entertainment endeavor may be conducted so as to be construed as a bribe of a public official. No loans may be made for political purposes to a political party, political organization, candidate for political office, or public official without the prior approval of the Board of Directors. Any staff member desiring to run for an elective political office or to accept an appointment to a governmental office should inform the Bank’s CEO through supervisory channels in order to insure that the duties of that office and possible time away from the job will not create a conflict with the Bank’s expectations. A staff member who wishes to campaign for a political candidate, whether the candidate is a staff member or other party, should do so on the staff member’s own time outside of the workplace.

Confidential Information. Confidential information pertaining to any of the Bank’s customers, prospective customers, products or procedures may not be revealed to any persons outside of the Bank except by court order, nor used in any manner for personal gain. Inside financial or other material information regarding the Bank is not to be released to any person or entity without prior written approval from the CEO. Further, under no circumstances may a director or staff member obtain or knowingly assist others to obtain unauthorized confidential information about any individual, nor perform any unauthorized computer function or knowingly provide inaccurate, misleading, altered or incomplete information regarding any account or document.

Staff members should not attempt to answer inquiries from the media about or on behalf of the Bank or its customers. All questions from the media should be referred to the CEO or to his/her designated senior management official.

Misappropriation of Bank Property. It is inappropriate for a director or staff member to use corporate materials such as official stationary, equipment, manpower or any other assets for personal or non-job related purposes other than these associated with civic and community organizations and projects.

Loans. Directors and staff members are discouraged from making personal loans to one another and with customers. When requests are made for an extension of credit from the Bank to close relatives of directors and staff members and/or entities in which a director or staff member has a direct or indirect financial interest or material connection, such requests must be considered and acted upon entirely by directors or staff members other than those having a relationship with the borrower.

Requests from customers, prospective customers, suppliers and vendors will be considered without regard to race, disability, veteran status, national origin, age or sex. Such decisions will be based strictly on business reasons.

Investments. It is improper for a director or staff member to invest in a Bank customer’s business unless the interest is acquired through an organized exchange, and the Bank has no access to confidential information. It is improper for a director or staff member to subscribe to new issues of stock in a Bank customer’s business. Major exchanges require that members avoid handling speculative accounts of Bank employed persons without consent of the employer. Speculative investments such as margin buying, short accounts, puts, calls, or combinations are discouraged. No director or staff member will invest in a customer’s business or enable others to do so as a result of inside information.

There are no restrictions placed on investing in U.S. government securities, municipal bonds, or mutual funds.

Prohibition of Certain Gifts, Fees, Legacies and Loans. The Crime Control Act of 1984 makes it a felony for a Bank (or Bank holding company) employee to accept gifts in exchange for favorable treatment in a Bank transaction. Neither directors nor staff members will accept fees or gifts from customers of the Bank, including commissions, special discounts or other forms of compensation when such fees or gifts are offered as a gratuity for giving or referring business to the customer. Small token gifts of appreciation on special occasions such as Christmas or recognition for a promotion are acceptable if the cash value of the gift is nominal. Under Federal guidelines, it is a felony to accept gifts having values of $100 or more; accepting smaller gifts is a misdemeanor.

Illegal Activities. Directors and staff members may not engage in any illegal activities as defined by Federal, State and local laws. Payments in the form of bribes or kickbacks to directors or staff members are prohibited. No director or staff member may knowingly make any false or misleading statement or entry into the Bank’s records.

No director or staff member may engage in or condone a check writing or other scheme where a depositor takes advantage of the “float” to fund an interest free loan from the Bank. Such a scheme may occur in numerous ways for example:

Cashing a check outside the Bank where there are insufficient funds in the checking account to cover the check.

Using an ATM to obtain funds which are not on deposit in the account.

Consequences. In some cases, a breach of this policy could be a violation of Federal, State, or local laws or regulations and could be cause for legal action against a director, staff member, or the Bank. When appropriate, violations will be reported to law enforcement and regulatory agencies.

If in the opinion of the Board of Directors, any director violates any of the provisions of this policy, severe and appropriate disciplinary action will occur. Such disciplinary action may include immediate dismissal from the Board for outside directors and dismissal from the Board and termination of employment for inside directors.

If in the opinion of the Bank management, any staff member violates any of the provisions of this policy, severe and appropriate disciplinary action will occur. Such disciplinary action may include immediate termination of employment. The Board of Directors will be made aware of all violations of this policy by staff members via the appropriate communication channels.

Acknowledgement. Upon election or appointment to the Board of Directors, all directors are to be presented a copy of this policy and are then and annually thereafter for the term of their service as a director to complete and sign a copy of the Acknowledgement Form in substantially the format as “Exhibit A” attached hereto.

Upon the commencement of employment, all staff members are to be presented a copy of this policy and are then and annually thereafter for the term of their employment to complete and sign a copy of the Acknowledgement Form in substantially the format as “Exhibit A” attached hereto.

March 28, 2003

Exhibit A

ACKNOWLEDGEMENT FORM

I hereby acknowledge that I have received a copy of the First National Bank of Altavista Code of Conduct and Conflict of Interest Policy dated March 28, 2003, that I have read this policy, am knowledgeable and understanding of this policy and am in compliance with this policy except as follows:

Date	Signature

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